   As filed with the Securities and Exchange Commission on February 1, 1996.

                                                     Registration  No. 33-______

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            STRIKER INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


                      Delaware                               84-0834953
(State or other jurisdiction of incorporation   (I.R.S.Employer Identification Number)
                     or organization)

                            One Riverway, Suite 2450
                              Houston, Texas 77056
                                 (713) 622-4092
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

    STRIKER INDUSTRIES, INC. 1994 AMENDED AND RESTATED INCENTIVE STOCK PLAN
                              (Full Title of Plan)

                                David A. Collins
                            Striker Industries, Inc.
                            One Riverway, Suite 2450
                              Houston, Texas 77056
                                 (713) 622-4092
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:
                            PORTER & HEDGES, L.L.P.
                           700 Louisiana, Suite 3500
                             Houston, Texas  77002
                             Attn:  Samuel N. Allen
                                 (713) 226-0600

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
                                                          Proposed Maximum
                                                              Offering           Proposed         Amount of
                                           Amount to be      Price Per       Maximum Aggregate   Registration
  Title of  Securities to be Registered   registered (1)      Share (2)     Offering Price (2)     Fee (2)
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.20 per share      4,000,000          $5.9063          $23,625,200       $8,146.63
-------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416, includes an indeterminate number of additional shares that may be issued as a result of anti-dilution provisions of the 1994 Amended and Restated Incentive Stock Plan.

(2) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low prices reported on the Nasdaq Stock
    Market's Small-Cap Market on January 26, 1996. Pursuant to Rule 457(h), the registration fee is calculated with respect to the maximum number of the registrant's securities issuable under the Plan.





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
                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

         The contents of the following documents filed by Striker Industries, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") are incorporated into this registration statement ("Registration Statement") by reference:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994;

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1994, specifically including the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1995, June 30, 1995, and September 30, 1995 and the Company's Current Reports on Form 8-K dated May 18, 1995 and December 6, 1995; and

         (c) The description of the Company's common stock (the "Common Stock"), set forth under the caption "Capital Stock to be Registered" in the Company's registration statement on Form 8-A dated December 31, 1981.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. The Company will provide, without charge, each participant in the Company's 1994 Amended and Restated Incentive Stock Plan (the "Incentive Plan"), on written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference) of any or all of the documents incorporated by reference pursuant to this Item 3.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

         In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

         The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner be reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

         The Company's Bylaws require the Company to indemnify the Company's directors to the same extent as Section 145 of the Delaware General Corporation Law. The Company's Amended Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended..

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.


Exhibit                                                      Description
-------                                                      -----------
  4.1                Specimen certificate for shares of the Company's common stock, par value $0.20 per share.

  4.2                The Company's 1994 Amended and Restated Incentive Stock Plan.  Exhibit A to the
                     Company's Proxy Statement dated April 30, 1995 (the "Proxy"), is incorporated herein by reference.

  5.1                Opinion of Robert I. Beck, Esq.

  23.1               Consent of Robert I. Beck, Esq. (included in Exhibit 5.1).

  23.2               Consent of Arthur Andersen LLP.




Item 9.  Undertakings.

         A.      Undertaking to Update

         The undersigned registrant hereby undertakes:




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

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B.      Undertaking With Respect to Documents Incorporated by
Reference

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.      Undertaking With Respect to Indemnification

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





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
                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 30th day of January 1996.


                                      STRIKER INDUSTRIES, INC.


                                      By:  /s/ DAVID A. COLLINS
                                          -------------------------------------
                                           David A. Collins
                                           President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 30th day of January 1996.

                   SIGNATURE                                               TITLE
                   ---------                                               -----
             /s/ DAVID A. COLLINS                                   Director, President
       ---------------------------------                       and Chief Executive Officer
                David A. Collins                               (Principal Executive Officer)



               /s/ MATTHEW D. POND                          Chief Financial Officer (Principal
          ----------------------------                  Financial and Accounting Officer), Director
                 Matthew D. Pond

                               INDEX TO EXHIBITS

                                                                                                   Sequentially
                                                                                                      Numbered
  Exhibit                                        Description                                           Page
  -------                                        -----------                                           ----
    4.1       Specimen certificate for shares of the Company's common stock, par value $0.20 per share.

    4.2       The Company's 1994 Amended and Restated Incentive Stock Plan.  Exhibit A to the
              Company's Proxy Statement dated April 30, 1995 is incorporated herein by reference.

    5.1       Opinion of Robert I. Beck, Esq.


   23.1       Consent of Robert I. Beck, Esq. (included in Exhibit 5.1).

   23.2       Consent of Arthur Andersen LLP.


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